Exhibit 99.1
NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ANNOUNCES TAX REPORTING
INFORMATION FOR 2006 COMMON AND PREFERRED
SHARE
DISTRIBUTIONS
DALLAS — (January 25, 2007) — Ashford Hospitality Trust, Inc. (NYSE:AHT) today announced the tax reporting (Federal Form 1099-DIV) information for the 2006 distributions on its common shares and its Series A preferred shares.
The income tax treatment for the 2006 distributions for Ashford Hospitality Trust, Inc. Common Stock CUSIP #044103109 traded on the NYSE under ticker symbol “AHT” is as follows:

				Distribution Type
			Distributions Per	Ordinary Taxable	Nontaxable Return
Declaration Dates	Record Dates	Payable Dates	Share	Dividend	of Capital
12-15-05	12-31-05	01-16-06	$0.20000	$0.20000	$0.00000
03-15-06	03-31-06	04-17-06	$0.20000	$0.20000	$0.00000
06-15-06	06-30-06	07-17-06	$0.20000	$0.20000	$0.00000
09-14-06	09-30-06	10-16-06	$0.20000	$0.20000	$0.00000
12-14-06	12-31-06	1-15-07	$0.05000	$0.05000	$0.00000

		TOTALS	$0.85000	$0.85000	$0.00000

		PERCENT	100.00%	100.00%	0.00%

25% of the common share distribution declared in December 2006 and paid out in January 2007 was paid out of Ashford Hospitality Trust, Inc.’s 2006 earnings and profits. Pursuant to Internal Revenue Code Section 857(b)(9), these distributions are required to be included in the taxpayer’s 2006 taxable income. The remaining amount of the distribution paid in January 2007 will be subject to taxation in 2007.
The income tax treatment for the 2006 distributions for Ashford Hospitality Trust, Inc. Series A Preferred Stock CUSIP #044103028 on the NYSE traded under ticker symbol “AHT PrA” is as follows:

				Distribution Type
			Distributions Per	Ordinary Taxable
Declaration Dates	Record Dates	Payable Dates	Share	Dividend

03-15-06	03-31-06	04-17-06	$0.5344	$0.5344
06-15-06	06-30-06	07-17-06	$0.5344	$0.5344
09-14-06	09-30-06	10-16-06	$0.5344	$0.5344
12-14-06	12-31-06	01-15-07	$0.5344	$0.5344

		TOTALS	$02.1376	$02.1376

		PERCENT	100.00%	100.00%

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AHT Announces Tax Reporting Information for 2006 Distributions

January 25, 2007
None of the dividends classified above as ordinary income represent “qualified dividend income” and therefore are not eligible for reduced rates.
The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local income tax effects of these dividends.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leasebacks transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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